Exhibit 10.22

STATE OF NORTH DAKOTA

BEFORE THE

STATE DEPARTMENT OF HEALTH

IN THE MATTER OF:	)
	)	ADMINISTRATIVE
American Crystal Sugar Company	)	CONSENT AGREEMENT
101 North Third Street N.	)
Moorhead, MN 56560-1990)		Case No. 10-001 APC

The North Dakota Department of Health (“Department”), together with American Crystal Sugar Company (“Respondent”), agree to settle this administrative action on the following terms:

PRELIMINARY STATEMENT

I.                                                                 Department is the state agency responsible for administering and enforcing state’s air pollution control laws, N.D.C.C. ch. 23-25 and N.D. Admin. Code art. 33-15, and has the authority to enter into this Administrative Consent Agreement under N.D.C.C. chs. 23-25 and 28-32.

II.                                                             Under § 110 of the Clean Air Act, 42 U.S.C. § 7410, North Dakota’s operating permit program was submitted to and approved by the Environmental Protection Agency (EPA). See Clean Air Act Full Approval of Operating Program; State of North Dakota, 64 Fed. Reg. 32433 (June 17, 1999).  Under EPA’s approval of North Dakota’s operating permit program and other EPA delegations of authority, certain air permits issued by North Dakota are federally enforceable.  Such permits are also enforceable by the Department under N.D.C.C. §§ 23-25-03(12), 23-25-04.1(2), and 23-25-10.

III.                                                         Respondent owns and operates a sugar beet processing factory or facility (“facility”) located near Hillsboro, North Dakota.

IV.                                                         The parties enter this Agreement to avoid the expense of litigation and ensure prompt compliance with the state’s air pollution control laws.  The Agreement is in the public interest, will result in air quality improvements in the area where the facility is located, and has been chosen as the most appropriate means of resolving this matter that was addressed in Notice of Violation, Case No. 10-001 APC, dated February 26, 2010.

BACKGROUND

V.                                                             Respondent is a “person” within the meaning of N.D.C.C. ch. 23-25.  N.D.C.C. § 23-25-01(13).

VI.                                                         Respondent is subject to the requirements of N.D.C.C. ch. 23-25, and its implementing rules, N.D. Admin. Code art. 33-15.

VII.                                                     On June 11, 1997, the Department issued Respondent’s Air Pollution Control Permit to Construct for a new Promill pulp dryer, with a maximum process weight rate of 107.7 tons/hr consisting of pressed pulp and sold fuel, to replace an existing pulp dryer that had been permitted under Air Pollution Control Permit to Operate No. X75001.  The particulate matter (PM) emission limit was specified in the permit and was determined by a formula based on the process weight rate at the time of testing.

VIII.                                                 Under N.D.C.C. § 23-25-04.1(1), Respondents must operate the facility in compliance with the conditions of the permit.

IX.                                                        On December 3, 1998, Respondent tested the pulp dryer for compliance with the PM emission limit of 50.2 lbs/hr while operating at a process weight rate of 90.2 tons/hr.  Compliance was demonstrated with an emission rate of 28.9 lbs/hr.

X.                                                            On May 6, 1999, the Department issued Respondent’s first Title V Permit to Operate No. T5-X75001 which incorporated the new pulp dryer and the applicable provisions from the Permit to Construct issued on June 11, 1997.

XI.                                                        On November 25, 2003, the Department issued Permit to Construct No. 03024 which increased the maximum process weight rate of the pulp dryer to 122.3 tons/hr.

XII.                                                    On October 8, 2007, Respondent tested the pulp dryer for compliance with the PM emission limit of 51.8 lbs/hr while operating at a process weight rate of 104.4 tons/hr.  Compliance was demonstrated with an emission rate of 42.1 lbs/hr.

XIII.                                                On December 12, 2008, Respondent tested the pulp dryer for compliance with the PM emission limit of 52.0 lb/hr while operating at a process weight rate of 112.3 tons/hr.

XIV.                                                On February 12, 2009, the Department received a copy of the official test report directly from the testing firm on behalf of Respondent. The report showed that the pulp dryer failed to demonstrate compliance with the PM emission limit of 52.0 lb/hr when tested on December 12, 2008.  The emission rate during the test was 71.0 lb/hr and exceeded the emission limit by 19.0 lb/hr.

XV.                                                    On February 23, 2009, according to Respondent, the dryer was shut down for inspections.  During this timeframe significant maintenance work was completed and included replacing scrubber nozzles prior to conducting another test.

XVI.                                                On February 26, 2009, Respondent informed the Department by letter stating that after several attempts to retest the dryer, the decision was made to abort the compliance test.  The decision was based on difficulties in maintaining the desired pulp dryer throughput due to variations in coal supply and unsteady slice rates in addition  to adverse weather conditions of ice and snow.  The weather also posed a safety concern for the testing firm employees accessing the stack with a 30 below wind-chill factor.  Respondent requested approval from the Department to delay retesting of the pulp dryer until the fall of 2009.  Respondent agreed to operate the dryer at a process weight rate of less than or equal to 110.1 tons/hr until compliance could be demonstrated at a higher process weight rate.  The 110.1 tons/hr rate was based on the results of a satisfactory compliance test conducted in October 2007.

 XVII.                                         On March 3, 2009, the Department sent a letter to the Respondent giving approval to delay retesting of the pulp dryer for PM emissions and stating that the test must be conducted no later than November 15, 2009.  The letter also included a process weight rate limit of 110.1 tons/hr that was not be exceeded pending retesting at a higher process weight rate.

XVIII.                                        Respondent has indicated that the Hillsboro factory operated the pulp dryer within the process weight rate limit of 110.1 tons/hr, and Respondent believes that operating at the lower rate likely resulted in lower emissions.

 XIX.                                            On October 20, 2009, Respondent tested the pulp dryer for compliance with the PM emission limit of 51.5 lbs/hr while operating at a process weight rate 102.7 tons/hr.

XX.                                                   On January 6, 2010, Respondent sent a letter to Department enclosing a copy of the test report for the October 20, 2009 test and indicated if there were any questions to contact Respondent.  The letter did not mention that the pulp dryer failed to demonstrate compliance with the PM emission limit, and the letter did not indicate any actions that Respondent would take to demonstrate compliance.

XXI.                                               On January 8, 2010, the Department sent an email to Respondent indicating that the test on October 20, 2009 showed that the pulp dryer failed to demonstrate compliance.  The PM emission limit of 51.5 lb/hr was exceeded by 14.5 lb/hr with an emission rate of 66.0 lb/hr.  The email also indicated that a Notice of Violation would be recommended for issuance by the Department to Respondent.

XXII.                                           On February 19, 2010, Respondent sent an email to the Department, followed by a letter dated February 22, 2010 outlining plans to shut down the pulp dryer on March 3, 2010, to inspect furnace, cyclones and the scrubber internals, and to replace all of the scrubber nozzles.  An engineering test would be conducted during the week of March 8, 2010 to determine internally what adjustments should be made to the operating plan to achieve compliance.  Plans were made with a testing firm to conduct compliance testing during the week of March 29, 2010.

XXIII.                                       On March 3, 2010, according to Respondent, extensive work on the pulp dryer was completed; the corrective action plan was implemented prior to scheduled engineering tests and future compliance testing.

XXIV.                                       On March 30, 2010, Respondent tested the pulp dryer for compliance with the PM emission limit of 51.3 lbs/hr while operating at a process weight of 100.37 tons/hr.  Compliance was demonstrated with an emission rate of 22.15 lb/hr.

VIOLATIONS

XXV.                                           Respondent’s failure to comply with the pulp dryer PM emission limit of 52.0 lbs/hr specified in Condition 3 of Title V Permit to Operate No. T5-X75001 during a failed compliance test on December 12, 2008, violated N.D.C.C. § 23-25-04.1(1).

 XXVI.                                    Respondent’s failure to comply with the pulp dryer PM emission limit of 51.5 lbs/hr specified in Condition 3 of Title V Permit to Operate No. T5-X75001 during a failed compliance test on October 20, 2009, violated N.D.C.C. § 23-25-04.1(1).

SETTLEMENT TERMS

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions in this Agreement, and desiring to be legally bound, the Parties agree as follows:

XXVII.                                   Respondent agrees to pay an administrative penalty of One Hundred Three Thousand, One Hundred Eighty-One Dollars ($103,181) to the Department not later than September 30, 2010.  Payment shall be in a check made payable to the State of North Dakota, Department of Health, shall reference Case No. 10-001 APC, and shall be directed to the attention of L. David Glatt, Environmental Health Section Chief, 918 E. Divide Ave., Bismarck, ND 58501-1947.

XXVIII.                               Respondent agrees to test the pulp dryer not later than November 30, 2010, for compliance with the PM emission limit specified in Condition 3 of Permit to Operate No. T5-X75001.

ADDITIONAL TERMS

XXIX.                                      Respondent agrees that it was properly notified of the violations listed herein.

XXX.                                          Respondent acknowledges that, with regard to violations listed herein, it is knowingly and voluntarily waiving the rights and procedures that would otherwise protect it and that it would have in any formal administrative adjudicatory proceeding or any civil action in a court of law, including the right to the filing of a notice of intent, to present evidence and witnesses on their behalf, to cross-examine Department’s witness, to a jury trial, and to administrative and judicial review.

XXXI.                                      Respondent agrees that an administrative order may be entered incorporating the Agreement’s terms, and agrees that such an order may be enforced by a court of competent jurisdiction.  Respondent agrees that it will not contest Department’s jurisdiction to compel compliance with such an order in any subsequent enforcement proceedings.  Nothing herein shall be construed as limiting Department’s right to seek penalties for violations of such an order.

XXXII.                                  Any judicial action brought by either party to enforce or adjudicate any of the Agreement’s terms, or an order incorporating the Agreement’s terms, shall be brought in the Burleigh County Court in the State of North Dakota (South Central Judicial District).

XXXIII.                              If any term of this Agreement is declared by a court having jurisdiction to be illegal or enforceable, the validity of the remaining terms will not be affected and, if possible, the rights and obligations of the parties are to be construed and enforced as if the Agreement did not contain that term.

XXXIV.                              The Agreement shall constitute full settlement of the violations listed herein, but does not limit Department from taking enforcement action concerning other violations.

XXXV.                                  No failure by Department to enforce any of the Agreement’s terms after any breach or default will be deemed as a waiver of its rights with regard to that breach or default, nor will such failures be construed as a waiver of the right to enforce all of the Agreement’s terms on any further breach or default.

XXXVI                                 This Agreement constitutes the entire agreement between the parties.  Except as otherwise provided in the Agreement, no amendment, alteration, or addition to the Agreement shall be binding unless reduced to writing and signed by both parties.

XXXVII.                          The Agreement shall apply to, and be binding on, the parties, their officers, agents, servants, employees, successors, and assigns.

XXXVIII.                      No change in ownership of any property covered by the Agreement shall in any way alter, diminish, or otherwise affect Respondent’s obligations and responsibilities under the Agreement.

XXXIX.                             Each party shall bear its own costs incurred in this action, including attorney fees.

XXXX.                                 Respondent enters into the Agreement freely and voluntarily.

XXXXI.                             The Agreement becomes effective when signed by both parties.

DEPARTMENT OF HEALTH

/s/ L. David Glatt P.E.			September 7, 2010
By:	L. David Glatt, P.E.		Date
Environmental Chief

STATE OF NORTH DAKOTA		)

) ss.

COUNTY OF		)

The foregoing instrument was acknowledged before me this on this            day of                             , 2010, by L. David Glatt.

(Seal)
Notary Public

My Commission Expires:

AMERICAN CRYSTAL SUGAR COMPANY

/s/ Joseph J. Talley		September 1, 2010
By:	Joseph J. Talley	Date
COO

STATE OF MINNESOTA	)
) ss.
COUNTY OF CASS	)

The foregoing instrument was acknowledged before me on this               day of                           , 2010, by                                     ,                                     of American Crystal Sugar Company, a Minnesota cooperative association, on behalf of the cooperative association.

Notary Public
My commission expires on